Exhibit 10.2

NON-EXECUTIVE CHAIRMAN AGREEMENT

This NON-EXECUTIVE CHAIRMAN AGREEMENT (this “Agreement”), is entered into as of February 8, 2012, by and between by and between Buckeye GP LLC (“Buckeye GP”), a Delaware limited liability company and the general partner of Buckeye Partners, L.P., a Delaware limited partnership (“BPL”), and Forrest E. Wylie (the “Chairman”). Each of Buckeye GP and the Chairman hereinafter may be referred to individually as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, the Chairman was elected to be the Chief Executive Officer and Chairman of the Board of Directors (the “Board”) of Buckeye GP on June 25, 2007;

WHEREAS, on January 13, 2012, the Chairman informed the Board of his decision to resign as the Chief Executive Officer of Buckeye GP effective as of February 10, 2012, and in connection with such resignation, will resign as an officer and employee of all entities related to BPL, including Buckeye Pipe Line Services Company (“BPLSC”);

WHEREAS, the Chairman has agreed to continue to serve as the non-executive Chairman of the Board; and

WHEREAS, Buckeye GP wishes to receive certain additional services from the Chairman related to his position as non-executive Chairman of the Board, and the Chairman wishes to provide such services on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Term. This Agreement shall be effective as of February 10, 2012 (the “Commencement Date”) and shall continue until the earlier of (i) thirty-six (36) months following the Commencement Date or (ii) the date upon which the Chairman is no longer the non-executive Chairman of the Board (“Term”). From and after the Commencement Date, the Chairman shall serve as the Chairman of the Board in a non-executive capacity and shall not be either an employee or officer of Buckeye GP. The Chairman may serve on one or more committees of the Board consistent with Section 2 below.

2. Services to be Provided. During the Term, the Chairman shall, in a manner consistent with the listing standards of the New York Stock Exchange, BPL’s Corporate Governance Guidelines and other applicable legal standards: (a) regularly attend and preside at Board meetings, (b) chair the annual meeting of BPL’s unitholders, (c) be eligible to serve on such committees of the Board as may be requested by the Board, subject to requisite independence standards, and (d) to the extent requested by and in coordination with Buckeye GP’s Chief Executive Officer or the Board, provide support in connection with (i) strategic planning initiatives; (ii) industry marketing efforts; (iii) investor relations; and (iv) such other tasks as may be determined by the Chief Executive Officer or the Board and the Chairman (collectively referred to herein as “Services”).

3. Commitment. During the Term, the Chairman will devote such reasonable time, attention, skill and efforts to the Services as is necessary to discharge the duties and responsibilities assigned to the Chairman hereunder and shall serve Buckeye GP and BPL faithfully and to the best of his ability.

4. Compensation; No Benefits.

(a) Compensation. During the Term, the Chairman shall be entitled to receive an annual stipend in the amount of One Hundred Eighty Thousand Dollars ($180,000), which amount shall be in lieu of and not in addition to any cash directors’ fees and other compensation paid to other non-employee members of the Board. Payments to the Chairman set forth in this Section 4.1 shall be made quarterly by BPLSC in accordance with BPLSC’s customary pay practices for BPL Directors.

(b) Equity Awards. So long as the Chairman continues unbroken service as a member of the Board in accordance with this Agreement, all outstanding equity awards granted under BPL’s Long-Term Incentive Plan and Unit Deferral and Incentive Plan that are set forth on Exhibit A (the “Equity Awards”) shall continue to vest and shall otherwise operate in accordance with their existing terms. For the avoidance of doubt, continued service as a member of the Board in accordance with this Agreement shall be treated as continued service with BPL for purposes of vesting of such Equity Awards.

(c) Administrative Support. During the Term, BPL will provide the Chairman with administrative support and office space as reasonably requested to fulfill his duties as the Chairman.

(d) No Benefits. The Chairman will not be an employee of Buckeye GP, BPLSC, BPL or any or their affiliates (collectively, the “BPL Entities”), and, except as set forth in this Agreement, will not be entitled to participate in or receive any benefit or right as an employee of any BPL Entity under any BPL Entity employee benefit or executive compensation plan, including, without limitation, employee insurance, pension, savings, medical, health care, fringe benefit, equity compensation, deferred compensation or bonus plans, as a result of entering into this Agreement. If for any reason the Chairman’s status is re-characterized by a third party to constitute employee status, the Chairman shall not be eligible to participate in or receive any benefit or right as a BPL Entity employee under any BPL Entity plan.

5. Independent Contractor. For purposes of this Agreement and all the Services to be provided hereunder, the Chairman shall not be considered a partner, co-venturer, employee, agent or representative of BPL (other than solely in his capacity as a member of the Board), but shall remain in all respects an independent contractor, and neither Party shall have any right or authority to make or undertake any promise, warranty or representation, to execute any contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of the other Party, solely as a result of the entry into this Agreement.

6. Restrictive Covenants.

(a) Confidential Information. The Chairman recognizes and acknowledges that, by reason of his relationship to the BPL Entities, he has had and will continue to have access to confidential information of the BPL Entities, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships among the BPL Entities and with the customers of the BPL Entities (“Confidential Information”). The Chairman acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after the Term, disclose or use any such Confidential Information to any person for any reason whatsoever without the prior written authorization of Buckeye GP; unless such information is in the public domain through no fault of the Chairman or except as may be required by law.

(b) Non-Competition and Non-Solicitation.

(i) For a three (3) year period following the Commencement Date (the “Restriction Period”), the Chairman will not, unless acting with the prior written consent of Buckeye GP, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control, or be connected as an officer, director, manager, member, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with (each of the foregoing actions being referred to herein as “Participate”), any business or enterprise, anywhere in the world (the “Geographic Area”), that competes with any existing material line of business of the BPL Entities. It is recognized by the Chairman that the BPL Entities’ business and the Chairman’s connection therewith is or will be involved in activity throughout the Geographic Area, and that more limited geographical limitations on this non-competition covenant are therefore not appropriate. The Chairman also shall not, unless acting with the prior written consent of Buckeye GP, directly or indirectly, during the Restriction Period (1) solicit or divert business from, or attempt to convert any client, account or customer of the BPL Entities, whether existing at the date hereof or acquired during the Term nor (2) solicit or attempt to hire any employee of the BPL Entities or any person who has been an employee of the BPL Entities at any time during the Term (unless such employee’s employment with a BPL Entity was terminated by such BPL Entity).

(ii) During the Restriction Period, if the Chairman becomes aware of an opportunity involving the acquisition or development of businesses or assets in any existing material line of business of the BPL Entities (an “Opportunity”), then the Chairman shall, prior to Participating in such Opportunity, present it to the Board in writing. Within five (5) business days after the Board’s receipt of the Chairman’s written notice of such Opportunity, Buckeye GP shall respond to the Chairman in writing as to whether the BPL Entities desire to pursue such Opportunity. If Buckeye GP timely notifies the Chairman that it desires to pursue such Opportunity, then the Chairman shall not pursue such Opportunity with any business or enterprise other than the BPL Entities for so long as the BPL Entities are actively pursuing such Opportunity.

(iii) The foregoing restriction shall not be construed to prohibit the ownership by the Chairman of less than five percent (5%) of any class of securities of any entity which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, provided that such ownership represents a passive investment and that neither the Chairman nor any group of persons including the Chairman in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

(c) Enforcement. If, in connection with the enforcement of Sections 6(a) and (b), a court holds that the duration or scope restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the court shall be permitted to revise the restrictions contained in this Section 6 to cover the maximum duration and scope permitted by law.

7. Equitable Relief. The Chairman acknowledges that (a) the covenants contained herein are reasonable, (b) the Chairman’s services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements contained in Section 6 could cause irreparable harm to the BPL Entities for which Buckeye GP would have no adequate remedy at law. Accordingly, and in addition to any remedies which Buckeye GP may have at law, in the event of an actual or threatened breach by the Chairman of his covenants and agreements contained in Section 6, Buckeye GP shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.

8. Section 409A. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any payment for the Services cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Any reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A.

9. No Conflicting Agreements. The Chairman represents that the Chairman is not a party to any existing agreement that would prevent the Chairman from entering into and performing this Agreement. The Chairman shall not, unless acting with the prior written consent of Buckeye GP, enter into any other agreement that is in conflict with the Chairman’s obligations under this Agreement.

10. Taxes. Any and all taxes applicable to any payments made by the BPL Entities to the Chairman under this Agreement above shall be the sole responsibility and liability of the Chairman. The Chairman shall bear all expense of, and be solely responsible for, all federal, state, and local taxes due with respect to any payment received under this Agreement. The Chairman understands and acknowledges that the BPL Entities will file whatever instruments are required by law in connection with this Agreement, including, without limitation, Form 1099 under the Code (or any successor form thereto).

11. Miscellaneous Provisions.

(a) Entire Agreement, Amendment, and Assignment. Except as otherwise provided in a separate writing between the Parties, this Agreement is the sole agreement between the Chairman and the BPL Entities with respect to the Services to be performed hereunder, and it supersedes all prior agreements and understandings with respect thereto, whether oral or written. No modification to any provision of this Agreement shall be binding unless in writing and signed by the Parties hereto. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and permitted assigns of the Parties hereto.

(b) Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

(c) Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

(i) If to Buckeye GP, to:

Buckeye GP LLC

One Greenway Plaza

Suite 600

Houston, Texas

Attention: General Counsel

(ii) If to the Chairman, to the most recent address on file with BPL.

Either Party may provide other names or addresses, as the case may be, as designated by notice to each other person entitled to receive notices in the manner specified in this Section; provided, however, that if no such notice is given by Buckeye GP, notice at the last address of Buckeye GP shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five (5) days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

(d) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement may be executed and delivered by facsimile or by e-mail delivery of a “.pdf” format data file, with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(e) Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Texas without giving effect to any conflict of laws provisions.

(f) Waiver of Breach. No delay or omission by a Party to this Agreement in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such Party from time to time and as often as may be deemed expedient or necessary by such Party in its sole discretion.

(g) Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

(h) Survival. The respective rights and obligations of the Chairman set forth in Section 6 shall survive the termination of this Agreement to the extent necessary to preserve such rights and obligations; provided, however, that this Section 11(h) shall not extend the rights and obligations set forth in Section 6(b) beyond the consummation of a merger or consolidation of BPL with or into another partnership, corporation, or other entity, following which the Chairman does not continue to be the Chairman of the Board of the surviving entity.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first above written.

BUCKEYE GP LLC

By:	/s/ William H. Schmidt, Jr.
Name:	William H. Schmidt, Jr.
Title:	Vice President and General Counsel

CHAIRMAN

/s/ Forrest E. Wylie
Forrest E. Wylie

EXHIBIT A

Equity Awards

Forrest Wylie - LTIP Summary
Award Type	Grant Date	# Units Granted
Performance Units	4/30/2009	9,534
Performance Units	2/16/2010	23,691
Performance Units	2/9/2011	13,925
Phantom Units	4/30/2009	4,767
Phantom Units	2/16/2010	11,846
Phantom Units	2/9/2011	6,859
Deferred Units	2/18/2010	4,380
Deferred Units	2/18/2011	3,463
Matching Units	2/18/2010	4,380
Matching Units	2/18/2011	3,463

TOTAL		86,308